FOR IMMEDIATE RELEASE

GABLES PROMOTES DAVID FITCH TO CEO AND CHRIS WHEELER BECOMES EXECUTIVE CHAIRMAN

BOCA RATON, FLORIDA - March 4, 2005 -Gables Residential (NYSE: GBP) (the "Company") announced today that David Fitch has become Chief Executive Officer in addition to his role as President.  He has also been appointed to the Board of Trustees.  In conjunction with this promotion, Chris Wheeler has become the Executive Chairman.  "David's proven leadership skills will drive the execution of our investment strategy and achievement of our strategic objective to produce total returns that exceed the apartment sector average.  I look forward to continuing my role of providing strategic guidance to the senior management team," commented Chris Wheeler, Executive Chairman.

   "The entire team at Gables has created a culture based on integrity, empowerment, respect and excellence.  We are executing on a proven investment strategy with the goal of owning and operating one of the highest quality portfolios in our industry.  It is an honor to lead this great organization," stated David Fitch, CEO.

   The Nominating and Corporate Governance Committee of the Board of Trustees has retained FPL Associates to facilitate the search for an additional independent trustee due to the resignation of Dr. Mike Miles from the Board of Trustees earlier in the year.

With a mission of Taking Care of the Way People Live®, Gables Residential has received national recognition for excellence in the management, development, acquisition and construction of luxury multi-family communities in high job growth markets. The Company's strategic objective is to produce total returns through monthly dividends and share price changes that exceed the NAREIT apartment sector index.

The Company has a research-driven strategy focused on markets characterized by high job growth and resiliency to national economic downturns. Within these markets, the Company targets Established Premium Neighborhoods™ ("EPN's"), generally defined as areas with high per square foot prices for single-family homes. By investing in resilient, demand-driven markets and EPN locations with barriers to entry, the Company expects to achieve its strategic objective.

The Company is one of the largest apartment operators in the nation and currently manages 42,135 apartment homes in 165 communities, including the 76 communities it owns with 19,838 stabilized apartment homes primarily in Atlanta, Houston, South Florida, Austin, Dallas, Washington, DC, and San Diego/Inland Empire and has an additional 12 communities with 2,984 apartment homes under development or lease-up. For further information, please contact Gables Investor Relations at (800) 371-2819 or access Gables Residential's website at www.gables.com.

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